                                                                     EXHIBIT 2.6



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  ACSYS, INC.,

                         ICON MERGER SUBSIDIARY, INC.,

                         ICON SEARCH & CONSULTING, INC.

                                      AND

               THE SHAREHOLDERS OF ICON SEARCH & CONSULTING, INC.

                           DATED AS OF MARCH 31, 1998

                               TABLE OF CONTENTS

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                                                                         Page
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PARTIES...............................................................    1

PREAMBLE..............................................................    1

ARTICLE 1--TRANSACTIONS AND TERMS OF MERGER...........................    2
1.1  Merger...........................................................    2
1.2  Time and Place of Closing........................................    2
1.3  Effective Time...................................................    2

ARTICLE 2--TERMS OF MERGER............................................    2
2.1  Articles of Incorporation of Surviving Corporation...............    2
2.2  Bylaws of Surviving Corporation..................................    2
2.3  Directors and Officers of Surviving Corporation..................    3
2.4  Management of Acsys..............................................    3

ARTICLE 3--MANNER OF CONVERTING SHARES................................    3
3.1  Conversion of Shares.............................................    3
3.2  Anti-Dilution Provisions.........................................    4
3.3  Shares Held by Icon or Acsys.....................................    4
3.4  Conversion of Stock Options......................................    4
3.5  Exchange of Shares...............................................    5
3.6  Rights of Former Icon Shareholders...............................    5
3.7  Dissenting Shareholders..........................................    6
3.8  Legending of Securities; Pooling Restrictions....................    6

ARTICLE 4--REPRESENTATIONS AND WARRANTIES OF ICON AND THE
SHAREHOLDERS..........................................................    8
4.1  Organization, Standing, and Power................................    8
4.2  Authority of Icon; No Breach By Agreement........................    8
4.3  Authority of Shareholders; No Breach By Agreement................    9
4.4  Capital Stock....................................................   10
4.5  Icon Subsidiaries................................................   10
4.6  Financial Statements.............................................   11
4.7  Absence of Undisclosed Liabilities...............................   11
4.8  Absence of Certain Changes or Events.............................   12
4.9  Tax Matters......................................................   13
4.10 Assets...........................................................   14
4.11 Intellectual Property............................................   15
4.12 Environmental Matters............................................   15
4.13 Compliance with Laws.............................................   16
4.14 Labor and Employment Matters.....................................   16
4.15 Employee Benefit Plans...........................................   17
4.16 Material Contracts...............................................   18
4.17 Legal Proceedings................................................   19
4.18 Reports..........................................................   19
4.19 Statements True and Correct......................................   19

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
4.20 Accounting, Tax and Regulatory Matters...........................   20

ARTICLE 5--REPRESENTATIONS AND WARRANTIES OF ACSYS....................   20
5.1  Organization, Standing, and Power................................   20
5.2  Authority; No Breach By Agreement................................   20
5.3  Capital Stock....................................................   21
5.4  Acsys Subsidiaries...............................................   21
5.5  SEC Filings; Financial Statements................................   22
5.6  Absence of Undisclosed Liabilities...............................   22
5.7  Absence of Certain Changes or Events.............................   23
5.8  Tax Matters......................................................   23
5.9  Intellectual Property............................................   23
5.10 Environmental Matters............................................   24
5.11 Compliance With Laws.............................................   24
5.12 Employee Benefit Plans...........................................   25
5.13 Legal Proceedings................................................   25
5.14 Statements True and Correct......................................   26
5.15 Authority of Sub.................................................   26
5.16 Accounting, Tax and Regulatory Matters...........................   26

ARTICLE 6--CONDUCT OF BUSINESS PENDING CONSUMMATION...................   27
6.1  Affirmative Covenants of Icon....................................   27
6.2  Negative Covenants of Icon.......................................   27
6.3  Covenants of Acsys...............................................   29
6.4  Adverse Changes in Condition.....................................   30

ARTICLE 7--ADDITIONAL AGREEMENTS......................................   30
7.1  Proxy Statement; Shareholder Approval............................   30
7.2  Exchange Listing.................................................   30
7.3  Applications; Antitrust Notification.............................   30
7.4  Filings with State Offices.......................................   31
7.5  Agreement as to Efforts to Consummate............................   31
7.6  Investigation and Confidentiality................................   31
7.7  Press Releases...................................................   32
7.8  Certain Actions..................................................   32
7.9  Shareholder Releases.............................................   32
7.10 Accounting and Tax Treatment.....................................   33
7.11 Participation in Option Plan.....................................   33
7.12 Indemnification..................................................   33
7.13 Employee Benefits................................................   33

ARTICLE 8--CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE..........   34
8.1  Conditions to Obligations of Each Party..........................   34
8.2  Conditions to Obligations of Acsys...............................   35
8.3  Conditions to Obligations of Icon and the Shareholders...........   35


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ARTICLE 9--INDEMNIFICATION............................................   37
    9.1   Agreement of Indemnitors to Indemnify.......................   37
    9.2   Procedures for Indemnification..............................   38
    9.3   Third Party Claims..........................................   38
    9.4   Indemnification Exclusive Remedy............................   40
    9.5   Survival....................................................   40
    9.6   Time Limitations............................................   40
    9.7   Limitations as to Amount....................................   41
    9.8   Tax Effect and Insurance....................................   41
    9.9   Subrogation.................................................   41
   9.10   Appointment of Indemnitor Representative....................   41

ARTICLE 10--TERMINATION...............................................   42
   10.1   Termination.................................................   42
   10.2   Effect of Termination.......................................   43

ARTICLE 11--MISCELLANEOUS.............................................   43
   11.1   Definitions.................................................   43
   11.2   Expenses....................................................   52
   11.3   Brokers and Finders.........................................   52
   11.4   Entire Agreement............................................   52
   11.5   Amendments..................................................   53
   11.6   Waivers.....................................................   53
   11.7   Assignment..................................................   53
   11.8   Notices.....................................................   54
   11.9   Governing Law...............................................   54
  11.10   Counterparts................................................   55
  11.11   Captions; Articles and Sections.............................   55
  11.12   Interpretations.............................................   55
  11.13   Severability................................................   55

SIGNATURES............................................................   56

                               LIST OF EXHIBITS
                               ----------------

EXHIBIT NUMBER     DESCRIPTION
--------------     -----------
       1.          Form of Non-Solicitation Agreement. (Preamble).

       2.          Form of Campbell Employment Agreement. (Preamble).

       3.          Form of Employment Agreement. (Preamble).

       4.          Form of Optionholder Agreement. (Preamble).

       5.          Form of Optionholder Agreement. (Preamble).

       6.          Form of Registration Rights Joinder Agreement. ((S) 8.3(d)).

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 31, 1998, by and among ACSYS, INC. ("ACSYS"), A GEORGIA CORPORATION; ICON MERGER SUBSIDIARY, INC. ("SUB"), A GEORGIA CORPORATION; ICON SEARCH & CONSULTING, INC. ("ICON"), A GEORGIA CORPORATION; AND THE SHAREHOLDERS OF ICON IDENTIFIED IN SCHEDULE I HERETO (EACH A "SHAREHOLDER" AND COLLECTIVELY THE "SHAREHOLDERS").


                                    PREAMBLE
                                    --------

     The Shareholders and the respective Boards of Directors of Icon, Sub and Acsys are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Icon by Acsys pursuant to the merger of Sub with and into Icon. At the effective time of such merger, the outstanding shares of the capital stock (including options to purchase shares of capital stock) of Icon shall be converted into the right to receive shares of the common stock of Acsys (except as provided herein). As a result, the Shareholders shall become shareholders of Acsys and Icon shall continue to conduct its business and operations as a wholly owned subsidiary of Acsys. The transactions described in this Agreement are subject to the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

     Contemporaneous with execution of this Agreement, Acsys and each of the Shareholders are entering into non-solicitation and non-competition agreements in substantially the form of Exhibit 1 (collectively, the "Non-Solicitation Agreements").

     Contemporaneous with execution of this Agreement, Acsys, Icon and Gary Campbell are entering into an employment agreement in substantially the form of
Exhibit 2 (the "Campbell Employment Agreement") and Acsys, Icon and each of the other Shareholders are entering into employment agreements in substantially the form of Exhibit 3 (together with the Campbell Employment Agreement, the "Employment Agreements").

     Contemporaneous with execution of this Agreement, Acsys and each of the Shareholders are entering into agreements in substantially the form of Exhibit 4 (the "Shareholder Voting Agreements") and Acsys and each of the holders of Icon Options (as defined herein) are entering into agreements in substantially the form of Exhibit 5 (the "Optionholder Agreements").

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER
                        --------------------------------

     1.1  MERGER.      Subject to the terms and conditions of this Agreement, at
          ------
the Effective Time, Sub shall be merged with and into Icon in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in
Section 14-2-1106 of the GBCC (the "Merger"). Icon shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Acsys and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Icon, Sub and Acsys, by Acsys, as the sole shareholder of Sub, and by the Shareholders, as the shareholders of Icon.

     1.2  TIME AND PLACE OF CLOSING.      The closing of the transactions
          -------------------------
contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

     1.3  EFFECTIVE TIME.      The Merger and other transactions contemplated by
          --------------
this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the fifth business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Acsys approve the issuance of shares of Acsys Common Stock pursuant to this Agreement, to the extent such approval is required under the rules and regulations of the Nasdaq Stock Market.


                                   ARTICLE 2
                                TERMS OF MERGER
                                ---------------

     2.1  ARTICLES OF INCORPORATION OF SURVIVING CORPORATION.      The Articles
          --------------------------------------------------
of Incorporation of Icon in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

     2.2  BYLAWS OF SURVIVING CORPORATION.      The Bylaws of Icon in effect
          -------------------------------
immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

     2.3  DIRECTORS AND OFFICERS OF SURVIVING CORPORATION.      The directors of
          -----------------------------------------------
Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. Robert Bailey shall be President of the Surviving Corporation and the officers of Sub (other than the President) in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

     2.4  MANAGEMENT OF ACSYS.      Effective as of the Effective Time, Acsys
          -------------------
shall take such action as may be necessary to increase by one the number of members of the Board of Directors of the Company and to elect Robert M. Kwatnez to fill such newly created vacancy. Effective as of the Effective Time, Acsys shall take such action as may be necessary to cause Robert Bailey to be appointed Division President of Information Technology Operations of the Company, reporting to the President and Chief Operating Officer of the Company. Also as of the Effective Time, Acsys shall take such action as may be necessary to cause two of the Shareholders designated by the Shareholders to be appointed to the Company's operational advisory board.


                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES
                          ---------------------------

     3.1  CONVERSION OF SHARES.      Subject to the provisions of this Article
          --------------------
3, at the Effective Time, by virtue of the Merger and without any action on the part of Acsys, Icon, Sub or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of capital stock of Acsys issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Icon Class A Common Stock.

          (c) Each share of Icon Class A Common Stock (excluding shares held by any Icon Entity or any Acsys Entity and shares as to which dissenters' rights are perfected) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Acsys Common Stock (the "Class A Merger Shares") equal to the quotient (subject to possible adjustment as provided herein, the "Class A Exchange Ratio") obtained by dividing (i) the Available Shares by (ii) the sum of (x) the number of shares of Icon Class A Common Stock outstanding immediately prior to the Effective Time plus (y) 10% of the number of shares of Icon Class B Common Stock outstanding immediately prior to the Effective Time plus (z) 10% of the number of shares of Icon Class B Common Stock issuable upon exercise of options to purchase shares of Icon Class B Common Stock which remain unexercised immediately prior to the Effective Time.

          (d) Each share of Icon Class B Common Stock (excluding shares held by any Icon Entity or any Acsys Entity and shares as to which dissenters' rights are perfected) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Acsys Common Stock (the "Class B Merger Shares" and, together with the Class A Merger Shares, the "Merger Shares") equal to the quotient (subject to possible adjustment as provided herein, the "Class B Exchange Ratio") obtained by dividing the Class A Exchange Ratio by ten.

     3.2  ANTI-DILUTION PROVISIONS.      In the event Acsys changes the number
          ------------------------
of shares of Acsys Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be after the Class A Exchange Ratio and the Class B Exchange Ratio (together, the "Exchange Ratios") have been determined in accordance with Section 3.1(c) and prior to the Effective Time, the Exchange Ratios shall be proportionately adjusted. In the event Acsys changes the number of shares of Acsys Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to date on which the Exchange Ratios are determined in accordance with Section 3.1(c), (i) the Lower Threshold, the Upper Threshold, the Minimum Price, the Maximum Price, and the number of Base Shares shall be adjusted to appropriately adjust the ratio under which shares of Icon Common Stock will be converted into shares of Acsys Common Stock pursuant to
Section 3.1(c) and (d), and (ii) if necessary, the anticipated Effective Time shall be postponed for an appropriate period of time agreed upon by the parties in order for the Average Closing Price to reflect the market effect of such stock split, stock dividend, or similar recapitalization.

     3.3  SHARES HELD BY ICON OR ACSYS.      Each of the shares of Icon Common
          ----------------------------
Stock held by any Icon Entity or by any Acsys Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4  CONVERSION OF STOCK OPTIONS.      At the Effective Time, each option
          ---------------------------
or other Equity Right to purchase shares of Icon Class B Common Stock pursuant to stock options or stock appreciation rights ("Icon Options") granted by Icon, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become options and Equity Rights with respect to Acsys Common Stock, and Acsys shall assume each Icon Option, in accordance with the terms of the stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) each Icon Option assumed by Acsys may be exercised solely for shares of

Acsys Common Stock (or cash, if so provided under the terms of such Icon Option), and (ii) the number of shares of Acsys Common Stock issuable upon exercise of such Icon Option shall be equal to the number of shares of Icon Class B Common Stock issuable upon exercise of such Icon Option immediately prior to the Effective Time multiplied by the Class B Exchange Ratio. Notwithstanding the provisions of clause (ii) of the preceding sentence, Acsys shall not be obligated to issue any fraction of a share of Acsys Common Stock upon exercise of Icon Options and any fraction of a share of Acsys Common Stock that otherwise would be subject to a converted Icon Option shall represent the right to receive a cash payment upon exercise of such converted Icon Option equal to the product of such fraction and the last sale price of Acsys Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Acsys) on the last trading day preceding the date of exercise. Each of Icon and Acsys agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.4, including using its reasonable efforts to obtain from each holder of an Icon Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.4. Anything in this Agreement to the contrary notwithstanding, Acsys shall have the right, in its sole discretion, not to deliver the consideration provided in this
Section 3.4 to a former holder of an Icon Option who has not delivered such Consent or Contract. As soon as practicable after the Effective Time, Acsys shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of Acsys Common Stock subject to such Icon Options. Icon agrees to use its reasonable efforts to obtain from each holder of an Icon Option any consent or agreement that may be deemed necessary or advisable in order to effectuate the transactions contemplated by this
Section 3.4.

     3.5  EXCHANGE OF SHARES.      At the Closing, each holder of Icon Common
          ------------------
Stock shall surrender each certificate or certificates which represented shares of Icon Common Stock immediately prior to the Effective Time (the "Certificates") and shall promptly upon surrender thereof receive in exchange therefor the number of whole Merger Shares issuable in respect of all shares of Icon Common Stock held by such holder (rounded up the next nearest share). If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate or agreement to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Acsys may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, Acsys shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted.
Except as set forth in this Section 3.4 as to any Certificate that has been lost, stolen, mislaid or destroyed and for which the requirements of the preceding sentence have been satisfied, Acsys shall not be obligated to deliver the consideration to which any former holder of Icon Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 3.5. Any other provision of this Agreement notwithstanding, neither Acsys nor the Surviving Corporation shall be liable to a holder of Icon Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     3.6  RIGHTS OF FORMER ICON SHAREHOLDERS.      At the Effective Time, the
          ----------------------------------
stock transfer books of Icon shall be closed as to holders of Icon Common Stock immediately prior to the Effective Time and no transfer of Icon Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.5, each Certificate theretofore representing shares of Icon Common Stock (other than shares to be canceled pursuant to Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor. Whenever a dividend or other distribution is declared by Acsys on the Acsys Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Acsys Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Acsys Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 3.5. However, upon surrender of such Certificate (or delivery of the affidavit and any bond or other documents required by Section 3.5 with respect to any Certificate that has been lost, stolen, mislaid or destroyed), both the Acsys Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends payable in respect thereof (without interest) shall be delivered and paid with respect to each share represented by such Certificate (or affidavit, as applicable).

     3.7  DISSENTING SHAREHOLDERS.      Any holder of shares of Icon Common
          -----------------------
Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 14-2-1302 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to Icon the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Icon fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Acsys shall issue and deliver the consideration to which such holder of shares of Icon Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Icon Common Stock held by him. If and to the extent required by applicable Law, Icon will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation. Each of the Shareholders agrees that it will not seek to assert dissenters' rights to which such Shareholder otherwise would be entitled.

     3.8  LEGENDING OF SECURITIES; POOLING RESTRICTIONS.
          ---------------------------------------------

          (a) The shares of Acsys Common Stock to be issued in connection with this Agreement will be issued in a transaction exempt from registration under the 1933 Act by reason of Section 4(2) thereof or Regulation D promulgated thereunder, and Acsys is relying on the representations of the Shareholders contained in the Shareholder Voting Agreements and of any other holders of Icon Common Stock or Icon Option contained in the Optionholder Agreements delivered by such holders with respect to such exemption. Each Shareholder understands and agrees (and each other holder of Icon Common Stock, by acceptance of their respective Merger Shares, agrees) that stop transfer instructions with respect to the shares of Acsys Common Stock received by each holder of Icon Common Stock pursuant to the Merger will be given to Acsys's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

     "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available."

          (b) Each Shareholder agrees that he will not sell, transfer, or otherwise dispose of his interests in, or reduce his risk relative to, any of the shares of Acsys Common Stock into which his shares of Icon Common Stock are converted upon consummation of the Merger until such time as Acsys publishes financial results covering at least 30 days of post-Merger combined operations that satisfy the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135"). Each Shareholder understands and agrees that stop transfer instructions with respect to the shares of Acsys Common Stock received by each Shareholder pursuant to the Merger will be given to Acsys's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

     "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as Acsys, Inc. has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected."

In any decision by Acsys regarding the application of the limitations described in such legend, the words "sell," "transfer," "otherwise dispose of" and "reduce his risk" shall be construed and applied consistent with the criteria of ASR 130 and 135, Staff Accounting Bulletins 75 and 65 and interpretations thereof used by the staff of the SEC. Within 45 days after the first fiscal quarter ended after the Effective Time in which Acsys and the Surviving Corporation have at least 30 days of post-Merger combined operations, Acsys will "publish" (as such term is used in ASR 130 and 135) financial results for such quarter so as to permit removal of the legend provided in this Section 3.9(b) and Acsys agrees to promptly notify each Shareholder of the publication of such results.

          (c) The foregoing legends will also be placed on any certificate representing Acsys securities issued subsequent to the original issuance of the Acsys Common Stock pursuant to the Merger as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the Acsys Common Stock issued to a holder of Icon Common Stock pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. Upon the request of a Shareholder, Acsys shall cause the certificates representing the shares of Acsys Common Stock issued to such Shareholder in connection with the Merger to be reissued free of any legend relating to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met.


                                   ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF ICON AND THE SHAREHOLDERS
          -----------------------------------------------------------

     The Shareholders and Icon, jointly and severally, hereby represent and warrant to Acsys as follows (except to the extent that any exceptions are made with respect to these representations and warranties in the Icon Disclosure Memorandum); provided, that the representations and warranties set forth in section 4.3 with respect to each Shareholder are made severally by each such Shareholder only with respect to himself:

     4.1  ORGANIZATION, STANDING, AND POWER.      Icon is a corporation duly
          ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Except as disclosed in
Section 4.1 of the Icon Disclosure Memorandum, Icon is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect. The minute book and other organizational documents for Icon have been made available to Acsys for its review and, except as disclosed in Section 4.1 of the Icon Disclosure Memorandum, are true and complete in all material respects.

     4.2  AUTHORITY OF ICON; NO BREACH BY AGREEMENT.
          -----------------------------------------

     (a) Icon has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Icon, subject to the adoption of this Agreement by the requisite vote of the holders of the issued and outstanding shares of Icon Common Stock. This Agreement represents a legal, valid, and binding obligation of Icon, enforceable against Icon in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Icon, nor the consummation by Icon of the transactions contemplated hereby, nor compliance by Icon with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Icon's Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Icon Subsidiary or any resolution adopted by the board of directors or the shareholders of any Icon Entity, or (ii) except as disclosed in Section 4.2 of the Icon Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Icon Entity under, any Contract or Permit of any Icon Entity other than those which are not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(a), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Icon Entity or any of their respective material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Icon of the Merger and the other transactions contemplated in this Agreement.

     4.3  AUTHORITY OF SHAREHOLDERS; NO BREACH BY AGREEMENT.
          -------------------------------------------------

          (a) Each of the Shareholders has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which such Shareholder is party and to perform its obligations under this Agreement and such Ancillary Agreements. This Agreement represents a legal, valid, and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Each of the Ancillary Agreements to which a Shareholder is party constitutes the legal, valid, and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement or any Ancillary Agreement by any Shareholder, nor the consummation by any Shareholder of the transactions contemplated hereby or thereby, nor compliance by any Shareholder with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Icon's Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Icon Subsidiary or the governing instruments of any Shareholder that is not a natural person, or (ii) except as disclosed in
Section 4.3 of the Icon Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Icon Entity under, any Contract or Permit of any Icon Entity other than those which are not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(a), violate any Law or Order applicable to any Shareholder or to any Icon Entity or any of their respective material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by the Shareholders of the transactions contemplated in this Agreement or any of the Ancillary Agreements.

          (d) The Shareholders have adopted this Agreement as and to the extent required by Law or by the provisions of any governing instruments.

     4.4  CAPITAL STOCK.
          -------------

          (a) The authorized capital stock of Icon consists of 40,000,000 shares of Icon Class A Common Stock and 4,000,000 shares of Icon Class B Common Stock, of which 2,000,000 shares of Icon Class A Common Stock and no shares of Icon Class B Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Icon are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Icon has been issued in violation of any preemptive rights of the current or past shareholders of Icon.

          (b) Except as set forth in Section 4.4(a) or as disclosed in Section 4.4(b) of the Icon Disclosure Memorandum, there are no shares of capital stock or other equity securities of Icon outstanding and no outstanding Equity Rights relating to the capital stock of Icon. Each of the Shareholders is the owner of all right, title and interest (legal and beneficial) in and to that number or amount of Shares set forth next to his name on Schedule I, free and clear of all Liens (except as disclosed in Section 4.4(b) of the Icon Disclosure Memorandum). Collectively, the Shareholders own all right, title and interest (legal and beneficial) in and to all of the issued and outstanding shares of Icon's capital stock, subject to the rights of holders of Icon Options. Except as specifically contemplated by this Agreement or as disclosed in Section 4.4(b) of the Icon Disclosure Memorandum, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract for the purchase from any Shareholder of any of such Shareholder's Shares.

     4.5  ICON SUBSIDIARIES.      Icon has disclosed in Section 4.5 of the Icon
          -----------------
Disclosure Memorandum all of the Icon Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Icon Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 4.5 of the Icon Disclosure Memorandum, Icon or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Icon Subsidiary. No capital stock (or other equity interest) of any Icon Subsidiary is or may become required to be issued (other than to another Icon Entity) by reason of any Equity Rights, and there are no Contracts by which any Icon Subsidiary is bound to issue (other than to another Icon Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Icon Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Icon Subsidiary (other than to another Icon Entity). There are no Contracts relating to the rights of any Icon Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Icon Subsidiary. All of the shares of capital stock (or other equity interests) of each Icon Subsidiary held by an Icon Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Icon Entity free and clear of any Lien. Except as disclosed in Section 4.5 of the Icon Disclosure Memorandum, each Icon Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, except where the failure to remain in good standing is not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Icon Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect.

     4.6  FINANCIAL STATEMENTS.     Each of the Icon Financial Statements
          --------------------
(including, in each case, any related notes) (i) has been, or in the case of the Icon Audited Financial Statements, will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and (ii) fairly presented, or, in the case of the Icon Audited Financial Statements, will fairly present, in all material respects the consolidated financial position of Icon and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end and audit adjustments which were not or are not expected to be material in amount or effect. The Icon Audited Financial Statements will be accompanied by a signed report of independent auditors expressing such independent auditors' opinion as to the conformity of such financial statements with GAAP in customary form, and will not reflect a material adverse change in the financial position or results of operations of Icon and the Icon Entities from that shown in the Icon Financial Statements delivered prior to execution of this Agreement.

     4.7  ABSENCE OF UNDISCLOSED LIABILITIES.      No Icon Entity has any
          ----------------------------------
Liabilities that are reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect, except (a) Liabilities which are accrued or reserved against in the consolidated balance sheet of Icon as of December 31, 1997, included in the Icon Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (b) Liabilities incurred in the ordinary course of business consistent with past practices, and
(c) Liabilities described in Section 4.7 of the Icon Disclosure Memorandum. Except as disclosed in Section 4.7 of the Icon Disclosure Memorandum, no Icon Entity has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 4.7 of the Icon Disclosure Memorandum, no Icon Entity is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume, any Liability of any other Person for any amounts in excess of $25,000 in the aggregate.

     4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.      Since December 31, 1997,
          ------------------------------------
except as disclosed in Section 4.8 of the Icon Disclosure Memorandum, (i) there have been no events, changes, or occurrences in or affecting (or which are reasonably likely to affect) the business, operations or prospects of any Icon Entity and which have had, or are reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect, and (ii) the Icon Entities have not:

          (a) incurred any additional debt obligation or other obligation for borrowed money (other than indebtedness of an Icon Entity to another Icon Entity) in excess of an aggregate of $50,000 (for the Icon Entities on a consolidated basis) except in the ordinary course of business consistent with past practices; or

          (b) repurchased, redeemed, or otherwise acquired or exchanged, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Icon Entity, or declared or paid any dividend or made any other distribution in respect of Icon's capital stock; or

          (c) sold, leased, mortgaged or otherwise disposed of or otherwise encumbered (x) any shares of capital stock of any Icon Subsidiary or (y) any Assets having a book value in excess of $10,000 in the aggregate other than in the ordinary course of business for reasonable and adequate consideration; or

          (d) purchased any securities or made any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any

   Assets, in any Person other than a wholly owned Icon Subsidiary, or otherwise acquired direct or indirect control over any Person; or

          (e) granted any increase in compensation or benefits to the employees or officers of any Icon Entity, except in accordance with past practice or as required by Law, or entered into or amended any employment or severance agreements with any Person; or

          (f) made any significant change in any Tax or accounting methods or systems of internal accounting controls, except to conform to changes in Tax Laws or GAAP; or

          (g) commenced any Litigation other than in accordance with past practice or settled any Litigation involving any Liability of any Icon Entity for material money damages or restrictions upon the operations of any Icon Entity.

     4.9  TAX MATTERS.
          -----------

          (a) All Tax Returns required to be filed by or on behalf of any of the Icon Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Icon Entities, except for any such Liens which are not reasonably likely to have an Icon Material Adverse Effect.

          (b) None of the Icon Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) The provision for any Taxes due or to become due for any of the Icon Entities for the period or periods through and including the date of the respective Icon Financial Statements that has been made and is reflected on such Icon Financial Statements is sufficient to cover all such Taxes.

          (d) None of the Icon Entities is a party to any Tax allocation or sharing agreement and none of the Icon Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Icon) or has any Liability for Taxes of any Person (other than Icon and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

          (e) Each of the Icon Entities is in compliance in all material respects with, and its records contain all information and documents necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with such specificity as may be required by Law all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

          (f) No Icon Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     4.10  ASSETS.
           ------

          (a) Except as disclosed in Section 4.10 of the Icon Disclosure Memorandum, the Icon Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have an Icon Material Adverse Effect. All material tangible properties used in the businesses of the Icon Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Icon's past practices.

          (b) Except as disclosed in Section 4.10 of the Icon Disclosure Memorandum, the accounts receivable of the Icon Entities as set forth on the most recent balance sheet included in the Icon Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide performance of services, sales and deliveries of goods, and other business transactions in the ordinary course of business consistent with past practice; and to the Knowledge of Icon, are not subject to valid defenses, set-offs or counterclaims and are collectible in all material respects within 90 days after billing at the full recorded amount thereof.

          (c) All Assets which are material to Icon's business on a consolidated basis, held under leases or subleases by any of the Icon Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect, except, in each case, where such invalidity or unenforceability is not reasonably likely to have an Icon Material Adverse Effect.

          (d) The Icon Entities currently maintain business insurance in amounts, scope, and coverage as disclosed on Section 4.10 of the Icon Disclosure Memorandum. None of the Icon Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $5,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Icon Entity under such policies.

          (e) The Assets of the Icon Entities include all Assets required to operate the business of the Icon Entities as presently conducted.

     4.11  INTELLECTUAL PROPERTY.      Each Icon Entity owns or has a license to
           ---------------------
use all of the Intellectual Property used by such Icon Entity in the course of its business. Each Icon Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Icon Entity in connection with such Icon Entity's business operations, and such Icon Entity has the right to convey by sale or license any Intellectual Property so conveyed.
No Icon Entity is in Default under any of its Intellectual Property licenses, except where such Default is not reasonably likely to have an Icon Material Adverse Effect. No proceedings have been instituted, or are pending or to the Knowledge of Icon threatened, which challenge the rights of any Icon Entity with respect to Intellectual Property used, sold or licensed by such Icon Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. Except as disclosed in Section 4.11 of the Icon Disclosure Memorandum, the conduct of the business of the Icon Entities does not infringe any Intellectual Property of any other person. Except as disclosed in
Section 4.11 of the Icon Disclosure Memorandum, no Icon Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 4.11 of the Icon Disclosure Memorandum, all rights to Intellectual Property developed by or for any Icon Entity are owned solely by the Icon Entities and have either been produced by employees of the Icon Entities as works for hire under Federal copyright law or have been assigned to the Icon Entities in enforceable technology transfer agreements. Except as disclosed in Section 4.11 of the Icon Disclosure Memorandum, no officer or director of any Icon Entity is party to any Contract which restricts or prohibits such officer or director from engaging in activities competitive with any Person, including any Icon Entity.

     4.12  ENVIRONMENTAL MATTERS.
           ---------------------

          (a) To the Knowledge of Icon, each Icon Entity, its Participation Facilities, and its Operating Properties are, and have been during all periods in which Icon has controlled such properties, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect.

          (b) To the Knowledge of Icon, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Icon Entity or any of its Operating Properties or Participation Facilities (or Icon in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation of which Icon has Knowledge, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Icon Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, an

Icon Material Adverse Effect, nor to the Knowledge of Icon is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect.

          (c) To the Knowledge of Icon, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect.

     4.13  COMPLIANCE WITH LAWS.      Except as disclosed in Section 4.13 of the
           --------------------
Icon Disclosure Memorandum, each Icon Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect. Except as disclosed in Section 4.13 of the Icon Disclosure Memorandum, none of the Icon Entities:

          (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

          (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business (including the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder and Laws requiring the licensing of temporary employee staffing companies or otherwise subjecting temporary employee staffing companies to regulation), except for Defaults which are not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect; or

          (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Icon Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have an Icon Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect, or (iii) requiring any Icon Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action against any Icon Entity by a Regulatory Authority have been made available to Acsys.

     4.14  LABOR AND EMPLOYMENT MATTERS.      No Icon Entity is the subject of
           ----------------------------
any Litigation asserting that it or any other Icon Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Icon Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Icon Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Icon Entity, pending or threatened, or to the Knowledge of Icon, is there any activity involving any Icon Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity. No Icon Entity has ever engaged in Employee Leasing.

     4.15  EMPLOYEE BENEFIT PLANS.
           ----------------------

          (a) Icon has disclosed in Section 4.15 of the Icon Disclosure Memorandum, and has delivered or made available to Acsys prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other material employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Icon Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Icon Benefit Plans"). Any of the Icon Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as an "Icon ERISA Plan."

          (b) All Icon Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except for such instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect. Each Icon ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Icon is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Icon Entity has engaged in a transaction with respect to any Icon Benefit Plan that would subject any Icon Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

          (c) Neither Icon nor any entity which is considered one employer with Icon under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or
Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has at any time sponsored, contributed to, or been obligated under Title I or IV of ERISA to contribute to a "defined benefit plan" (as defined in ERISA Section 3(35)). Neither Icon nor any of its ERISA Affiliates has had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) on or after September 26, 1980.

          (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Icon Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, other than routine timely payment of PBGC premiums. No Icon Entity has incurred any withdrawal Liability with respect to a multiemployer plan within the meaning of Section 3(37) of ERISA. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Icon Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

          (e) Except as disclosed in Section 4.15 of the Icon Disclosure Memorandum or as may be required by Sections 4980B or 9801(e) of the Internal Revenue Code or Sections 601 through 606 and 701(e) of ERISA, no Icon Entity has any Liability for retiree health and life benefits under any of the Icon Benefit Plans and there are no restrictions on the rights of such Icon Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

          (f) Except as disclosed in Section 4.15 of the Icon Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Icon Entity from any Icon Entity under any Icon Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Icon Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any benefit under an Icon Benefit Plan.

          (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Icon Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code, have been fully reflected on the Icon Financial Statements to the extent required by and in accordance with GAAP.

     4.16  MATERIAL CONTRACTS.      Except as disclosed in Section 4.16 of the
           ------------------
Icon Disclosure Memorandum or otherwise reflected in the Icon Financial Statements, none of the Icon Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000 and having a term in excess of one year, (ii) any Contract relating to the borrowing of money by any Icon Entity or the guarantee by any Icon Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Icon Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any material Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (v) any material Contract relating to the provision of data processing, network communication, or other technical services to any Icon Entity, and (vi) any

Contract relating to the purchase or sale of any goods or the purchase of any services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $50,000) (together with all Contracts referred to in Sections 4.10 and 4.15(a), the "Icon Contracts"). With respect to each Icon Contract and except as disclosed in
Section 4.16 of the Icon Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no Icon Entity is in Default thereunder; (iii) no Icon Entity has repudiated or waived any material provision of any such Contract in any material respect; and (iv) no other party to any such Contract is, to the Knowledge of Icon, in material Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any Icon Entity for money borrowed is prepayable at any time by such Icon Entity without penalty or premium.

     4.17  LEGAL PROCEEDINGS.      Except as disclosed in Section 4.17 of the
           -----------------
Icon Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Icon, threatened (or, to the Knowledge of Icon, unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Icon Entity, or against any director or employee benefit plan of any Icon Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Icon Entity, that are reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect.
Section 4.17 of the Icon Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Icon Entity is a party and which names an Icon Entity as a defendant or cross-defendant or for which any Icon Entity has any potential Liability (other than Liability for the fees and expenses of its own counsel).

     4.18  REPORTS.      Since January 1, 1993, or the date of organization if
           -------
later, each Icon Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, have been in compliance with all applicable Laws, except for instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for such misstatements or omissions which are not reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect.

     4.19  STATEMENTS TRUE AND CORRECT.      No statement, certificate,
           ---------------------------
instrument, or other writing furnished or to be furnished by any Icon Entity, any Shareholder or any Affiliate thereof to Acsys pursuant to this Agreement contains or will contain, in each case as of its respective date, any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

All documents that any Icon Entity, any Shareholder or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. None of the information supplied or to be supplied by any Icon Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Acsys's shareholders in connection with the Shareholders' Meeting, will, at the time such document is filed and when first mailed to the shareholders of Acsys, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.20  ACCOUNTING, TAX AND REGULATORY MATTERS.      Neither any Icon Entity
           --------------------------------------
nor any Shareholder nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(a) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF ACSYS
                    ---------------------------------------

     Acsys hereby represents and warrants to Icon and the Shareholders as follows (except to the extent that any exceptions are made with respect to these representations and warranties in the Acsys Disclosure Memorandum):

     5.1  ORGANIZATION, STANDING, AND POWER.      Acsys is a corporation duly
          ---------------------------------
organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Acsys is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect.

     5.2  AUTHORITY; NO BREACH BY AGREEMENT.
          ---------------------------------

          (a) Acsys has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Acsys, subject to the approval of the issuance of the shares of Acsys Common Stock pursuant to the Merger by a majority of the votes cast at the Shareholders' Meeting, to the extent such approval is required under the rules and regulations of the Nasdaq Stock Market. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Acsys, enforceable against Acsys in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Acsys, nor the consummation by Acsys of the transactions contemplated hereby, nor compliance by Acsys with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Acsys's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 5.2 of the Acsys Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Acsys Entity under, any Contract or Permit of any Acsys Entity other than those which are not reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(a), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Acsys Entity or any of their respective material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Acsys of the Merger and the other transactions contemplated in this Agreement.

     5.3  CAPITAL STOCK.
          -------------

          (a) The authorized capital stock of Acsys consists of (i) 45,000,000 shares of Acsys Common Stock, of which 11,335,720 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of preferred stock, none of which are issued and outstanding. All of the issued and outstanding shares of Acsys Common Stock are, and all of the shares of Acsys Common Stock to be issued in exchange for shares of Icon Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of Acsys Common Stock has been, and none of the shares of Acsys Common Stock to be issued in exchange for shares of Icon Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Acsys.

          (b) Except as set forth in Section 5.3(a), or as disclosed in Section 5.3(b) of the Acsys Disclosure Memorandum, there are no shares of capital stock or other equity securities of Acsys outstanding and no outstanding Equity Rights relating to the capital stock of Acsys.

     5.4  ACSYS SUBSIDIARIES.     Except as disclosed in Section 5.4 of the
          ------------------
Acsys Disclosure Memorandum, Acsys or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Acsys Subsidiary. No capital stock (or other equity interest) of any Acsys Subsidiary is or may become required to be issued (other than to another Acsys Entity) by reason of any Equity Rights, and there are no Contracts by which any Acsys Subsidiary is bound to issue (other than to another Acsys Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Acsys Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Acsys Subsidiary (other than to another Acsys Entity). Except as disclosed in Section 5.4 of the Acsys Disclosure Memorandum, there are no Contracts relating to the rights of any Acsys Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Acsys Subsidiary. All of the shares of capital stock (or other equity interests) of each Acsys Subsidiary held by an Acsys Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and, except for the Lien in favor of Acsys' lender, are owned by the Acsys Entity free and clear of any Lien. Each Acsys Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Acsys Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect.

     5.5  SEC FILINGS; FINANCIAL STATEMENTS.
          ---------------------------------

          (a) Acsys has made available to Icon its Registration Statement on Form S-1, as amended (the "Registration Statement") and all reports, statements or other documents required to be filed by Acsys under the Securities Laws (the "Acsys SEC Reports"). The Acsys SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Acsys SEC Reports or necessary in order to make the statements in such Acsys SEC Reports, in light of the circumstances under which they were made, not misleading.

          (b) Each of the Acsys Financial Statements (including, in each case, any related notes) included in the Acsys SEC Reports (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and (ii) fairly present in all material respects the consolidated financial position of Acsys and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     5.6  ABSENCE OF UNDISCLOSED LIABILITIES.      Except as disclosed in
          ----------------------------------
Section 5.6 of the Acsys Disclosure Memorandum, since the filing of the Annual Report on Form 10-K, no Acsys Entity has incurred any Liability which, if incurred prior to the effective date of the Registration Statement, would have been required to be disclosed therein, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.      Since the filing of the
          ------------------------------------
Annual Report on Form 10-K, except as disclosed in the Acsys Financial Statements delivered prior to the date of this Agreement or as disclosed in
Section 5.7 of the Acsys Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect, and (ii) the Acsys Entities have not repurchased, redeemed, or otherwise acquired or exchanged, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Acsys, or declared or paid any dividend or made any other distribution in respect of Acsys's capital stock.

     5.8  TAX MATTERS.
          -----------

          (a) All Tax Returns required to be filed by or on behalf of any of the Acsys Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.
There are no Liens with respect to Taxes upon any of the Assets of the Acsys Entities, except for any such Liens which are not reasonably likely to have an Acsys Material Adverse Effect.

          (b) Each of the Acsys Entities is in compliance in all material respects with, and its records contain all information and documents necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with such specificity as may be required by Law all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     5.9  INTELLECTUAL PROPERTY.      Each Acsys Entity owns or has a license to
          ---------------------
use all of the Intellectual Property used by such Acsys Entity in the course of its business. Each Acsys Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Acsys Entity in connection with such Acsys Entity's business operations, and such Acsys Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Acsys

Entity is in Default under any of its Intellectual Property licenses, except where such Default is not reasonably likely to have an Acsys Material Adverse Effect. No proceedings have been instituted, or are pending or to the Knowledge of Acsys threatened, which challenge the rights of any Acsys Entity with respect to Intellectual Property used, sold or licensed by such Acsys Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of Acsys, the conduct of the business of the Acsys Entities does not infringe any Intellectual Property of any other person. All rights to Intellectual Property developed by or for any Acsys Entity are owned solely by the Acsys Entities and have either been produced by employees of the Acsys Entities as works for hire under Federal copyright law or have been assigned to the Acsys Entities in enforceable technology transfer agreements.

     5.10  ENVIRONMENTAL MATTERS.
           ---------------------

          (a) To the Knowledge of Acsys, each Acsys Entity, its Participation Facilities, and its Operating Properties are, and have been during all periods in which Acsys has controlled such properties, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect.

          (b) To the Knowledge of Acsys, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Acsys Entity or any of its Operating Properties or Participation Facilities (or Acsys in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation of which Acsys has Knowledge, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Acsys Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect, nor to the Knowledge of Acsys is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect.

          (c) To the Knowledge of Acsys, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect.

     5.11  COMPLIANCE WITH LAWS.      Each Acsys Entity has in effect all
           --------------------
Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect. None of the Acsys Entities:

          (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

          (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business (including the Immigration Reform and Control Act of 1986, as amended, and all applicable regulations promulgated thereunder and Laws requiring the licensing of temporary employee staffing companies or otherwise subjecting temporary employee staffing companies to regulation), except for Defaults which are not reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect; or

          (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Acsys Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect, or (iii) requiring any Acsys Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

     5.12  EMPLOYEE BENEFIT PLANS.      All pension, retirement, profit-sharing,
           ----------------------
deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other material employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Acsys Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Acsys Benefit Plans") are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, except for such instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect. Each Acsys Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA ("Acsys ERISA Plan"), which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Acsys is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Acsys Entity has engaged in a transaction with respect to any Acsys Benefit Plan that would subject any Acsys Entity to a Tax imposed by either
Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

     5.13  LEGAL PROCEEDINGS.      There is no Litigation instituted or pending,
           -----------------
or, to the Knowledge of Acsys, threatened (or, to the Knowledge of Acsys, unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Acsys Entity, or against any director or employee benefit plan of any Acsys Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Acsys Entity, that are reasonably likely to have, individually or in the aggregate, an Acsys Material Adverse Effect.

     5.14  STATEMENTS TRUE AND CORRECT.      No statement, certificate,
           ---------------------------
instrument or other writing furnished or to be furnished by any Acsys Entity or any Affiliate thereof to Icon pursuant to this Agreement contains or will contain, in each case as of its respective date, any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Acsys Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. None of the information supplied or to be supplied by any Acsys Entity for inclusion in the Proxy Statement to be mailed to Acsys's shareholders in connection with the Shareholders' Meeting, will, at the time such document is filed and when first mailed to the shareholders of Acsys, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.15  AUTHORITY OF SUB.      Sub is a corporation duly organized, validly
           ----------------
existing and in good standing under the Laws of the State of Georgia as a wholly owned Subsidiary of Acsys. The authorized capital stock of Sub consists of 1,000 shares of Sub Common Stock, 100 shares of which are validly issued and outstanding, fully paid and nonassessable and are owned by Acsys. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The execution of this Agreement by Acsys represents the written consent by Acsys, as the sole shareholder of Sub, to approval of this Agreement by the shareholders of Sub without a meeting pursuant to Section 14-2-704 of the GBCC.

     5.16  ACCOUNTING, TAX AND REGULATORY MATTERS.      No Acsys Entity or any
           --------------------------------------
Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory

Authorities referred to in Section 8.1(a) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


                                   ARTICLE 6
                    CONDUCT OF BUSINESS PENDING CONSUMMATION
                    ----------------------------------------

     6.1  AFFIRMATIVE COVENANTS OF ICON.      From the date of this Agreement
          -----------------------------
until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Acsys shall have been obtained, and except as otherwise expressly contemplated herein, Icon shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) use its reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (c) use its reasonable efforts to obtain, and to assist Acsys in obtaining, any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 8.1(a) or 8.1(b), and (d) take no action which would materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     6.2  NEGATIVE COVENANTS OF ICON.      From the date of this Agreement until
          --------------------------
the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Acsys shall have been obtained, and except as otherwise expressly contemplated herein, Icon covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Icon Entity, or

          (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of an Icon Entity to another Icon Entity) in excess of an aggregate of $50,000 (for the Icon Entities on a consolidated basis) except in the ordinary course of business consistent with past practices as disclosed in Section 6.2(b) of the Icon Disclosure Memorandum, or impose, or suffer the imposition, on any Asset of any Icon Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Icon Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Icon Entity, or declare or pay any dividend or make any other distribution in respect of Icon's capital stock; provided, that Icon may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay cash dividends on the shares of Icon Common Stock in accordance with past practice disclosed in Section 6.2(c) of the Icon Disclosure Memorandum and subject to the limitations set forth in
   Section 6.2(g); provided further, that no such distribution shall be made if Acsys's auditors shall have objected thereto on the grounds that such distribution would adversely affect the ability of the parties to account for the Merger as a pooling of interests; or

          (d) except upon exercise of Icon Options, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Icon Common Stock or any other capital stock of any Icon Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right with respect to Icon capital stock; or

          (e) adjust, split, combine or reclassify any capital stock of any Icon Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Icon Common Stock, or, except as disclosed in Section 6.2(e) of the Icon Disclosure Memorandum, sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any Icon Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Icon Entity) or (y) any Assets having a book value in excess of $10,000 in the aggregate other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of one year or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Icon Subsidiary, or otherwise acquire direct or indirect control over any Person; or

          (g) grant any increase in compensation or benefits to the employees or officers of any Icon Entity, except in accordance with past practice disclosed in Section 6.2(g) of the Icon Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 6.2(g) of the Icon Disclosure Memorandum ; and enter into or amend any severance agreements with officers of any Icon Entity; grant any increase in fees or other compensation or other benefits to directors of any Icon Entity except in accordance with past practice disclosed in Section 6.2(g) of the Icon Disclosure Memorandum; provided that payments made pursuant to practices disclosed in Section 6.2(c) or 6.2(g) of the Icon Disclosure Memorandum shall not exceed, in the aggregate, the amount, if any, by which (i) Icon's taxable income for the period from January 1, 1998 through the Effective Time (the "Pre-Closing Period") plus the amount of any Losses incurred during the Pre-Closing Period in connection with matters disclosed in Section 9.1(a) of the Icon Disclosure Memorandum which are reflected in the calculation of such taxable income but which, consistent with requirements for pooling-of-interests accounting treatment, may be excluded from taxable income for purposes of determining whether such payments may be made ("Adjusted Taxable Income") exceeds (ii) $675,000; and provided further, that no such payments otherwise permitted by this Section 6.2(g) shall be made if Acsys's auditors shall have objected thereto on the grounds that such increases or payments would adversely affect the ability of the parties to account for the Merger as a pooling of interests; or

          (h) enter into or amend any employment Contract between any Icon Entity and any Person (unless such amendment is required by Law) that the Icon Entity does not have the unconditional right to terminate without Liability, at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any Icon Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Icon Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, or settle any Litigation involving any Liability of any Icon Entity for material money damages or restrictions upon the operations of any Icon Entity except as disclosed in Section 6.2(k) of the Icon Disclosure Memorandum; or

          (l) enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims other than in the ordinary course of business consistent with past practice.

     6.3  COVENANTS OF ACSYS.      From the date of this Agreement until the
          ------------------
earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Icon shall have been obtained, and except as otherwise expressly contemplated herein, Acsys covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Acsys Common Stock and the business prospects of the Acsys Entities, (b) use its reasonable efforts to obtain, and to assist Icon in obtaining, any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 8.1(a) or 8.1(b), and (c) take no action which would materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; and (d) except as disclosed in Section 6.3(d) of the Acsys Disclosure Memorandum, not, prior to the Effective Time, without the prior written consent of Icon, which consent shall not be unreasonably withheld, (i) amend the Articles of Incorporation or Bylaws of Acsys, in each case in any manner adverse to the holders of Icon Common Stock as compared to rights of holders of Acsys Common Stock generally as of the date of this Agreement, or (ii) repurchase, redeem, or otherwise acquire, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Acsys, or declare or pay any dividend or make any other distribution in respect of Acsys's capital stock. Acsys further covenants and agrees that it will, as soon as practicable, after the Effective Time, remove the Shareholders from the personal guarantees set forth in Section 6.3 of the Icon Disclosure Memorandum.

     6.4  ADVERSE CHANGES IN CONDITION.      Each Party agrees to give written
          ----------------------------
notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect or an Acsys Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.


                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS
                             ---------------------

     7.1  PROXY STATEMENT; SHAREHOLDER APPROVAL.
          -------------------------------------

          (a) As soon as reasonably practicable after delivery by Icon of the Icon Audited Financial Statements, Acsys shall prepare and file with the SEC a proxy statement ("Proxy Statement") for use at a meeting of the holders of Acsys Common Stock (the "Shareholders' Meeting"), to be held as soon as reasonably practicable after the Proxy Statement is cleared by the SEC, for the purpose of voting upon the issuance of shares of Acsys Common Stock pursuant to the Merger and such other related matters as it deems appropriate. In connection with the preparation of the Proxy Statement, Icon shall deliver the Icon Audited Financial Statements to Acsys as soon as practicable after the date of this Agreement, and in any event not later than April 25, 1998, and Icon and the Shareholders shall furnish to Acsys all other information concerning them that Acsys may reasonably request for inclusion in such Proxy Statement and shall promptly inform Acsys upon discovering, prior to the Shareholders' Meeting, that information relating to any of them contained in the Proxy Statement or in any other communication with respect to the solicitation of any proxy for the Shareholders' Meeting is false or misleading with respect to any material fact, or omits to state any material fact necessary to correct any statement made in the Proxy Statement or in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting.

          (b) Prior to the Effective Time, Icon shall submit this Agreement to the holders of Icon Class B Common Stock, if any, for their approval in accordance with applicable Law and the provisions of governing instruments.

     7.2  EXCHANGE LISTING.      Acsys shall use its reasonable efforts to list,
          ----------------
prior to the Effective Time, on the Nasdaq National Market the shares of Acsys Common Stock to be issued to the holders of Icon Common Stock pursuant to the Merger, and Acsys shall give all notices and make all filings with the Nasdaq National Market required in connection with the transactions contemplated herein.

     7.3  APPLICATIONS; ANTITRUST NOTIFICATION.      Acsys shall promptly
          ------------------------------------
prepare and file, and Icon and the Shareholders shall reasonably cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby prior to filing or delivering such documents to the Regulatory Authorities so as to allow each Party a reasonable opportunity to review and comment thereon prior to such filing or delivery.

     7.4  FILINGS WITH STATE OFFICES.      Upon the terms and subject to the
          --------------------------
conditions of this Agreement, upon the Closing Icon and Sub shall execute and file the Certificate of Merger with the Secretary of State of the State of Georgia.

     7.5  AGREEMENT AS TO EFFORTS TO CONSUMMATE.      Subject to the terms and
          -------------------------------------
conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement or shall prevent any Acsys Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Acsys, desirable in the conduct of the business of Acsys and its Subsidiaries. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     7.6  INVESTIGATION AND CONFIDENTIALITY.
          ---------------------------------

          (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its Subsidiaries, advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

          (c) Icon shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Icon to preserve the confidentiality of the information relating to the Icon Entities provided to such Persons and their Affiliates and Representatives.

     7.7  PRESS RELEASES.      Prior to the Effective Time, Icon and Acsys shall
          --------------
consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel reasonably deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     7.8  CERTAIN ACTIONS.      Except with respect to this Agreement and the
          ---------------
transactions contemplated hereby, prior to the earlier of the Effective Time or the termination of this Agreement, neither any Icon Entity nor any Shareholder nor any Affiliate thereof nor any Representatives thereof retained by any Icon Entity or Shareholder shall directly or indirectly solicit any Acquisition Proposal by any Person. No Icon Entity or Shareholder or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Icon may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. Each Shareholder and Icon shall promptly advise Acsys following the receipt of any Acquisition Proposal and the details thereof, and advise Acsys of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Each Shareholder and Icon shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

     7.9  SHAREHOLDER RELEASES.      Except as set forth in Section 7.9 of the
          --------------------
Icon Disclosure Memorandum, each Shareholder hereby releases, remises, and forever discharges each Icon Entity and their respective Representatives, Affiliates, and insurers, and their respective successors and assigns, and each of them (hereinafter individually and collectively, the "Releasees") of and from any and all claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, (including any arising out of or related to the Buy-Sell Agreement executed May 7, 1997, by and among Icon and each of the Shareholders) now accrued or which may hereafter accrue, without limitation of law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the Effective Time (the "Released Claims"). Each Shareholder represents and warrants that no Released Claim released herein has been assigned, expressly, impliedly, or by operation of Law, and that all Released

Claims of such Shareholder released herein are owned by such Shareholder, who has the sole authority to release them. Each Shareholder agrees that such holder shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit action or proceeding, judicial, administrative, or otherwise, or otherwise attempting to collect or enforce any Released Claims which are released and discharged herein.

     7.10  ACCOUNTING AND TAX TREATMENT.      Notwithstanding anything to the
           ----------------------------
contrary in this Agreement, each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     7.11  PARTICIPATION IN OPTION PLAN.      The employees of Icon shall be
           ----------------------------
entitled to participate in Acsys's options plans and programs on a basis comparable to similarly situated employees of other Acsys Subsidiaries.

     7.12  INDEMNIFICATION.      For a period of six years after the Effective
Time, Acsys shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Icon Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Icon or, at Icon's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Georgia Law and by Icon's Articles of Incorporation and Bylaws as in effect on the date hereof.

     7.13  EMPLOYEE BENEFITS.      After the Effective Time, employees of Icon
shall be offered participation in the employee benefit plans and programs available to employees of the Surviving Corporation upon terms and conditions which when taken as a whole are substantially similar to those afforded similarly situated employees of the Acsys Entities; provided that, to the extent that any present plan or program of Icon is temporarily continued solely for Icon employees, the foregoing shall not apply with respect to such temporarily continued plan or program until such time as such plan or program of Icon is discontinued. Employees of Icon shall receive credit for their service with Icon for purposes of determining their participation and vesting under, determining payment options under, and determining eligibility for each retirement or any subsidized benefits provided under, the employee benefit plans and programs which are available to employees of the Surviving Program. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee benefit plan or program of the Surviving Corporation, expenses and claims previously recognized for similar purposes under the applicable similar plan or program of Icon or Acsys, as applicable, shall be credited or recognized under the comparable plan or program of the Surviving Corporation to the fullest extent permitted under such plan or program, and any preexisting condition requirements under any such plan or program of the Surviving Corporation that would otherwise be applicable to employees of Icon or Acsys shall, to the fullest extent permitted under such plan or program, be waived.

                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
               -------------------------------------------------

     8.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY.      The respective
          ---------------------------------------
obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

          (a) REGULATORY APPROVALS. All Consents of, filings and registrations
              --------------------
   with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Acsys or the Board of Directors of Icon would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Acsys or Icon would not, in its reasonable judgment, have entered into this Agreement.

          (b) CONSENTS AND APPROVALS. Each Party shall have obtained any and all
              ----------------------
   Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, an Icon Material Adverse Effect or an Acsys Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Acsys or the Board of Directors of Icon would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Acsys or Icon would not, in its reasonable judgment, have entered into this Agreement.

          (c) LEGAL PROCEEDINGS. No court or governmental or regulatory
              -----------------
   authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (d) EMPLOYMENT AGREEMENTS.  The Employment Agreements shall have been
              ---------------------
   entered into and shall be in effect (other than as a consequence of death or disability).

          (e) SHAREHOLDER APPROVAL. The shareholders of Icon shall have adopted
              --------------------
   this Agreement as and to the extent required by Law or by the provisions of any governing instruments. The shareholders of Acsys shall have approved the issuance of shares of Acsys Common Stock pursuant to this Agreement, to the extent required by the rules and regulations of the Nasdaq Stock Market.

     8.2  CONDITIONS TO OBLIGATIONS OF ACSYS.      The obligations of Acsys to
          ----------------------------------
perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Acsys pursuant to Section 11.6(a):

          (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section
              ------------------------------
   8.2(a), the accuracy of the representations and warranties of Icon and the Shareholders set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 4.4 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Section 4.20 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Icon and the Shareholders set forth in this Agreement (including the representations and warranties set forth in Sections
   4.4 and 4.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an Icon Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties (other than in Section 4.8) which are qualified by reference to "Icon Material Adverse Effect" shall be deemed not to include such qualification.

          (b) PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of the
              ---------------------------------------
   agreements and covenants of Icon and the Shareholders to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) CERTIFICATES. Icon shall have delivered to Acsys (i) a
              ------------
   certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Icon and in Section 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Icon's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Acsys and its counsel shall request.

          (d) POOLING LETTERS. Acsys shall have received one or more letters,
              ---------------
   dated as of the date of the Proxy Statement, if any, and Effective Time, addressed to Acsys, in form and substance reasonably acceptable to it, from Arthur Andersen LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

     8.3  CONDITIONS TO OBLIGATIONS OF ICON AND THE SHAREHOLDERS.      The
          ------------------------------------------------------
obligations of Icon and the Shareholders to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Icon pursuant to Section 11.6(b):

     (A) REPRESENTATIONS AND WARRANTIES.  For purposes of this Section 8.3(a),
         ------------------------------
   the accuracy of the representations and warranties of Acsys set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Acsys set forth in Section 5.10 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Acsys set forth in this Agreement (including the representations and warranties set forth in Section 5.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, an Acsys Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties (other than in Section 5.7) which are qualified by reference to "Acsys Material Adverse Effect" shall be deemed not to include such qualification.

     (B) PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of the
         ---------------------------------------
   agreements and covenants of Acsys and Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (C) CERTIFICATES.  Acsys shall have delivered to Icon (i) a certificate,
         ------------
   dated as of the Effective Time and signed on its behalf by its Chairman of the Board and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to Acsys and Sub and in Section 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Acsys's Board of Directors and Sub's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Icon and its counsel shall request.

     (D) REGISTRATION RIGHTS.  Acsys shall have executed and delivered to each
         -------------------
   Shareholder a registration rights joinder agreement in substantially the form attached hereto as Exhibit 6 (the "Registration Rights Joinder Agreement").

     (E) TAX OPINION.  Each Party shall have received a written opinion of
         -----------
   counsel from Alston & Bird LLP, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Icon Common Stock for Acsys Common Stock will not give rise to gain or loss to the shareholders of Icon with respect to such exchange (except to the extent of any cash received), and (iii) none of Icon, Sub or Acsys will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of the Shareholders and of officers of Icon and Acsys reasonably satisfactory in form and substance to such counsel.


                                   ARTICLE 9
                                INDEMNIFICATION
                                ---------------

     9.1  AGREEMENT OF INDEMNITORS TO INDEMNIFY.
          -------------------------------------

     (a) Subject to the terms and conditions of this Article 9, the Shareholders jointly and severally agree to indemnify, defend, and hold harmless Acsys, Icon and their respective officers, directors, controlling persons, Affiliates and Representatives (the "Acsys Indemnitees"), and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, an Acsys Indemnitee and resulting from, based upon, or arising out of:

     (i) the inaccuracy, untruth, incompleteness or breach ("Breach") of any representation or warranty of any Shareholder or Icon contained in or made pursuant to this Agreement or in any certificate, schedule, or Exhibit furnished by Icon or any Shareholder in connection herewith and for purposes of this Section 9.1(a) any qualification of such representations and warranties (other than in Section 4.8) as to matters having or not having an "Icon Material Adverse Effect" shall be disregarded, in determining any Breach thereof; provided, that no non-Breaching Shareholder shall be obligated to indemnify any Acsys Indemnitee in respect of a Breach of any of the representations or warranties set forth in Section 4.3 with respect to any other Shareholder;

     (ii) a breach of or failure to perform any covenant or agreement of the Shareholders or Icon made in this Agreement; and

     (iii) the matters described in Section 9.1(a) of the Icon Disclosure Memorandum.

     (b) Subject to the terms and conditions of this Article 9, Acsys agrees to indemnify, defend, and hold harmless the Shareholders from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, a Shareholder and resulting from, based upon, or arising out of:

     (i) the Breach of any representation or warranty of Acsys contained in or made pursuant to this Agreement or in any certificate, schedule, or Exhibit furnished by Indemnitors in connection herewith and for purposes of this
   Section 9.1(b) any qualification of such representations and warranties (other than in Section 5.7) by reference as to matters having or not having an "Acsys Material Adverse Effect" shall be disregarded, in determining any Breach thereof; and

     (ii) a breach of or failure to perform any covenant or agreement of Acsys made in this Agreement.

     9.2  PROCEDURES FOR INDEMNIFICATION.
          ------------------------------

     (a) An Indemnification Claim shall be made by an Indemnitee by delivery of a written notice to the Indemnitor Representative (as defined in Section 9.10 below) requesting indemnification and specifying in reasonable detail (to the extent then known) the nature and basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim. Failure to provide such notice shall constitute a waiver of the Indemnitee's rights to indemnification in respect of such claim for indemnification only to the extent such failure adversely affects the Indemnitor's ability to defend against, minimize or eliminate Losses arising out of such Indemnification Claim.

     (b) If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 9.3 shall be observed by the Indemnitee and the Indemnitor Representative.

     (c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor Representative shall have 30 days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection.
Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor Representative on behalf of all Indemnitors, and the Indemnification Claim shall be paid in accordance with subsection (d) hereof.

     (d) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor Representative and the Indemnitee or by an arbitration award or by any other final adjudication, the Indemnitors shall pay the amount of such Indemnification Claim within ten days of the date such amount is determined. In the event that the Shareholders are the Indemnitors that are required to pay an Indemnification Claim in accordance with the first sentence of this Section 9.2(d), if the Shareholders beneficially own shares of Acsys Common Stock as of such date, the Shareholders shall, if so required by Acsys, pay the amount of such Indemnification Claim by surrender to Acsys of such number of shares of Acsys Common Stock as shall equal the quotient obtained by dividing the amount of such Indemnification Claim by the Average Closing Price; provided, that if the Shareholders do not beneficially own a sufficient number of shares of Acsys Common Stock to pay in full the amount of such Indemnification Claim by surrender of such shares as provided in the preceding clause of this sentence, the Shareholders shall surrender to Acsys such number of shares of Acsys Common Stock as such Shareholders beneficially own and shall pay any remaining balance of the Indemnification Amount in cash.

     9.3  THIRD PARTY CLAIMS.      The obligations and liabilities of the
          ------------------
parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

     (a) The Indemnitee shall give the Indemnitor Representative written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor Representative, on behalf of the Indemnitors, may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor Representative of such claim shall not relieve the Indemnitors of any liability that they may have with respect to such claim except to the extent such failure adversely affects the Indemnitor's ability to defend against, minimize or eliminate Losses arising out of such Third Party Claim. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor Representative fails or refuses to undertake the defense of such Third Party Claim promptly after written notice of such claim has been given to the Indemnitor Representative by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 9.2 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein. If the Indemnitor assumes the defense or prosecution of a Third Party Claim, it shall have no liability for any legal or other expenses subsequently incurred by the Indemnitee in connection with such Third Party Claim; provided, that the Indemnitee shall be entitled to employ separate counsel at Indemnitor's expense to represent the Indemnitee if, in the reasonable judgment of the indemnitee, a conflict of interest between the Indemnitor and the Indemnitee exists in respect of such Third Party Claim. Notwithstanding the foregoing, with respect to the matters described in Section 9.1(a) of the Icon Disclosure Memorandum, the Icon Indemnitors shall be deemed to have assumed the defense of any Third Party Claims theretofore arising thereunder effective as of the Effective Time, but the Acsys Indemnitors shall bear and pay the expenses of such defense and other Losses until such time as the amount of all Losses incurred by such Acsys Indemnitors arising out of the matters provided in Section 9.1(a), including the matters described in Section 9.1(a) of the Icon Disclosure Memorandum, exceed the Deductible.

     (b) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Indemnitor Representative, and the costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitors hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor

   Representative shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

     (c) No settlement of a Third Party Claim involving the asserted liability of the Indemnitors under this Article 9 shall be made without the prior written consent by or on behalf of the Indemnitor Representative, which consent shall not be unreasonably withheld or delayed; provided, that the Indemnitee may settle a Third Party Claim without the prior consent of the Indemnitor Representative if it elects to waive its rights to indemnification in connection with such Third Party Claim. Consent shall be presumed in the case of settlements of $20,000 or less where the Indemnitor Representative has not responded within ten business days of notice of a proposed settlement. If the Indemnitor Representative assumes the defense of such a Third Party Claim, (a) no compromise or settlement thereof may be effected by the Indemnitor Representative without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitors without respect to the Deductible, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (b) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

     (d) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

     9.4  INDEMNIFICATION EXCLUSIVE REMEDY.      Absent fraud, if the Closing
          --------------------------------
occurs, except for remedies based upon fraud and except for equitable remedies, the remedies provided in this Article 9 constitute the sole and exclusive remedies for recovery against a party to this Agreement based upon the inaccuracy, untruth, incompleteness or breach of any representation or warranty of such party contained herein or in any certificate, schedule or Exhibit furnished by such party in connection herewith, or based upon the failure of such party to perform any covenant, agreement or undertaking required by the terms hereof to be performed by such party.

     9.5  SURVIVAL.      All representations, warranties and agreements of Icon
          --------
and the Shareholders and Acsys contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing for the periods specified in Section 9.6 notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

     9.6  TIME LIMITATIONS.      The Indemnitors will have no liability to the
          ----------------
Indemnitees under or in connection with a breach of any of the representations, warranties, covenants or agreements made or to be performed by the Indemnitors prior to the Effective Time and contained in this Agreement unless written notice asserting an Indemnification Claim based thereon is given to the Indemnitor Representative prior to the earlier of (i) 15 days following the issuance of post-Merger audited financial statements for Acsys and its subsidiaries on a consolidated basis which cover at least 30 days of post-Merger operations, and (ii) the first anniversary of the Closing Date.

     9.7  LIMITATIONS AS TO AMOUNT.      The Indemnitors shall have no liability
          ------------------------
with respect to the matters described in Section 9.1 until the total of all Losses with respect thereto exceeds, (i) in the case of Acsys as Indemnitor, $525,000 and, (ii) in the case of the Icon Indemnitors, $525,000 less the amount of any Losses incurred during the Pre-Closing Period in connection with matters disclosed in Section 9.1(a) of the Icon Disclosure Memorandum which are excluded from the computation of Adjusted Taxable Income. In the event that the Deductible computed in accordance with Section 9.7(ii) is a negative number, Acsys shall have an indemnity claim for that amount as well as any other claims it may properly bring under this Article 9. In no event shall the aggregate liability of any Icon Indemnitor exceed the aggregate market value (based on the Average Closing Price) of the Merger Shares received by such Icon Indemnitor.
In no event shall the aggregate liability of Acsys exceed the aggregate market value (based on the Average Closing Price) of the Merger Shares issued to the Shareholders. The limitations set forth in this Section shall not apply to any knowing and intentional misrepresentation or breach of warranty of any Indemnitor or any intentional failure to perform or comply with any covenant or agreement of any Indemnitor, and the Indemnitors shall be liable for all Losses with respect thereto.

     9.8  TAX EFFECT AND INSURANCE.      The liability of the Indemnitors with
          ------------------------
respect to any Indemnification Claim shall be reduced by the tax benefit actually realized and any insurance proceeds received by the Indemnitees as a result of any Losses upon which such Indemnification Claim is based, and shall include any tax detriment actually suffered by the Indemnitees as a result of such Losses. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Losses and shall otherwise be determined so that payment by the Indemnitors of the Indemnification Claim, as adjusted to give effect to any such tax benefit or detriment, will make the Indemnitee as economically whole as is reasonably practical with respect to the Losses upon which the Indemnification Claim is based.

     9.9  SUBROGATION.    Upon payment in full of any Indemnification Claim,
          -----------
whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitors shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

     9.10  APPOINTMENT OF INDEMNITOR REPRESENTATIVE.    Each Shareholder
           ----------------------------------------
constitutes and appoints Steven M. Sutton as his or her true and lawful attorney-in-fact to act for and on behalf of such Shareholder as Indemnitor Representative in all matters relating to or arising out of this Article 9.
Each Indemnitor Representative shall act in all matters relating to or arising out of this Article 9 and the Liability or asserted Liability of such Indemnitor hereunder, including specifically, but without limitation, accepting and agreeing to the Liability of such Indemnitor with respect to any Indemnification Claim, objecting to any Indemnification Claim, disputing the Liability of such Indemnitor, or the amount of such Liability, with respect to any Indemnification Claim and prosecuting and resolving such dispute as herein provided, accepting the defense, compromise and settlement of any Third Party Claim on behalf of such Indemnitor or refusing to accept the same, settling and compromising the Liability of such Indemnitor hereunder, instituting and prosecuting such actions (including arbitration proceedings) as the Indemnitor Representative shall deem appropriate in connection with any of the foregoing, retaining counsel, accountants, appraisers and other advisers in connection with any of the foregoing, all for the account of the Indemnitor, such Indemnitor agreeing to be fully bound by the acts, decisions and agreements of the Indemnitor Representative taken and done pursuant to the authority herein granted. Each Indemnitor hereby agrees to indemnify and to save and hold harmless the Indemnitor Representative from any Liability incurred by the Indemnitor Representative based upon or arising out of any act, whether of omission or commission, of the Indemnitor Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the Indemnitor Representative that constitute gross negligence or willful misconduct in the exercise by the Indemnitor Representative of the authority herein granted.


                                   ARTICLE 10
                                  TERMINATION
                                  -----------

     10.1  TERMINATION.      Notwithstanding any other provision of this
           -----------
Agreement, and notwithstanding the approval of this Agreement by the shareholders of Icon, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

     (a) By mutual consent of Acsys and Icon; or

     (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

     (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

     (d) By either Party in the event that the Merger shall not have been consummated by August 31, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement or other action by the Party electing to terminate pursuant to this Section 10.1(d); or

     (e) by Icon, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the two-day period commencing with the Determination Date, if the Average Closing Price shall be less than the Minimum Price; or

     (f) by Acsys, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the two-day period commencing with the Determination Date, if the Average Closing Price shall be greater than the Maximum Price; subject, however, to the following three sentences. If Acsys elects to exercise its termination right pursuant to this Section 10.1(f), it shall give prompt written notice thereof to Icon (provided that such notice of election to terminate may be withdrawn at any time within the three-day period referenced in the following sentence). During the three-day period commencing with its receipt of such notice, Icon shall have the option, in its sole discretion, to elect to decrease the number of Available Shares to equal the quotient (rounded to the nearest whole share) obtained by dividing (x) $56,510,498 by (y) the Average Closing Price. If Icon makes an election contemplated by the preceding sentence within such three-day period, it shall give prompt written notice to Acsys of such election and the revised number of Available Shares, whereupon no termination shall have occurred pursuant to this Section 10.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the number of Available Shares shall have been so modified), and any references in this Agreement to "Available Shares" shall thereafter be deemed to refer to the number of Available Shares as adjusted pursuant to this Section 10.1(f).

     10.2  EFFECT OF TERMINATION.      In the event of the termination and
           ---------------------
abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Section 7.4(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 10.1(b) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

                                   ARTICLE 11
                                 MISCELLANEOUS
                                 -------------

     11.1  DEFINITIONS.
           -----------

          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "ACSYS COMMON STOCK" shall mean the no par value common stock of Acsys.

          "ACSYS DISCLOSURE MEMORANDUM" shall mean the written information entitled "Acsys, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Icon describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "ACSYS ENTITIES" shall mean, collectively, Acsys, all Acsys Subsidiaries and all predecessors thereto.

          "ACSYS FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Acsys as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1997, 1996 and 1995, and (ii) the consolidated balance sheets of Acsys (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 1997.

          "ACSYS MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, prospects, or results of operations of Acsys and its Subsidiaries, taken as a whole, or (ii) the ability of Acsys to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

          "ACSYS SUBSIDIARIES" shall mean the Subsidiaries of Acsys, which shall include any corporation or other organization acquired as a Subsidiary of Acsys in the future and held as a Subsidiary by Acsys at the Effective Time.

          "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ANCILLARY AGREEMENTS" shall mean the Employment Agreements, the Non-Solicitation Agreements, the Shareholder Voting Agreements, the Optionholder Agreements and the Registration Rights Joinder Agreement.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "AVAILABLE SHARES" shall mean 2,859,843 shares of Acsys Common Stock (the "Base Shares"); provided, that if the Average Closing Price shall be less than $11.87 (the "Lower Threshold"), the Available Shares shall be the quotient obtained by dividing the $33,946,336 by the Average Closing Price (provided that, for purposes of this calculation only, if the Average Closing Price is less than $10.00 (the "Minimum Price"), the Average Closing Price shall be deemed to be the Minimum Price); and provided further, that if the Average Closing Price shall be greater than $19.76 (the "Upper Threshold"), the Maximum Shares shall be the quotient obtained by dividing $56,510,498 by the Average Closing Price (provided that, for purposes of this calculation only, if the Average Closing Price is greater than $21.63 (the "Maximum Price"), the Average Closing Price shall be deemed to be the Maximum Price).

          "AVERAGE CLOSING PRICE" shall mean the average of the daily last sale prices for the shares of Acsys Common Stock for the 15 consecutive trading days on which such shares are actually traded as over-the-counter securities and quoted on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Acsys) ending at the close of trading on the second trading day preceding the Closing Date (the "Determination Date") (provided, that if the Closing is delayed by reason of either party invoking its rights under Section 10.1(e) or 10.1(f), the Determination Date shall be the business day preceding delivery of the notice of termination contemplated by Section 10.1(e) or 10.1(f)).

          "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Icon and Sub and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1.

          "CLOSING DATE" shall mean the date on which the Closing occurs.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or
   (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

          "EMPLOYEE LEASING" shall mean an arrangement whereby a client of Icon places some or all of its workforce onto the payroll of Icon in a co-employment relationship in which Icon assumes responsibility for administration of payroll, benefits, and other human resources activities for the client, but does not include a temporary help arrangement, whereby an organization hires its own employees and assigns them to a client to support or supplement the client's workforce in special work situations, such as employee absences, temporary skill shortages, seasonal workloads, and special assignments and projects.

          "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "EXHIBITS" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "GBCC" shall mean the Georgia Business Corporation Code.

          "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "ICON AUDITED FINANCIAL STATEMENTS" shall mean the audited consolidated balance sheets of Icon and the Icon Entities as of December 31, 1997 and 1996, and related audited consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for the years ended December 31, 1997, 1996 and 1995, accompanied by a signed report of independent auditors expressing such independent auditors' unqualified opinion as to the conformity of such financial statements with GAAP in customary form.

          "ICON CLASS A COMMON STOCK" shall mean the no par value Class A common stock of Icon.

          "ICON CLASS B COMMON STOCK" shall mean the no par value Class B common stock of Icon.

          "ICON COMMON STOCK" shall mean the Icon Class A Common Stock and the Icon Class B Common Stock.

          "ICON DISCLOSURE MEMORANDUM" shall mean the written information entitled "Icon Search & Consulting, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Acsys describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "ICON ENTITIES" shall mean, collectively, Icon, all Icon Subsidiaries and all predecessors thereto.

          "ICON FINANCIAL STATEMENTS" shall mean (i) the balance sheets (including related notes and schedules, if any) of Icon as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1997, 1996 and 1995, (ii) the Icon Audited Financial Statement, and (iii) the balance sheets of Icon (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 1997.

          "ICON MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, prospects, or results of operations of Icon and its Subsidiaries, taken as a whole, or (ii) the ability of Icon or any Shareholder to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

          "ICON SUBSIDIARIES" shall mean the Subsidiaries of Icon, which shall include the Icon Subsidiaries described in Section 4.5 and any corporation or other organization acquired as a Subsidiary of Icon in the future and held as a Subsidiary by Icon at the Effective Time.

          "INDEMNIFICATION CLAIM" shall mean a claim for indemnification under
   Article 9.

          "INDEMNITEES" shall mean the Shareholders or the Acsys Indemnitees, as the case may be, as the party asserting an Indemnification Claim.

          "INDEMNITORS" shall mean the Shareholders or Acsys, as the case may be, as the party against whom an Indemnification Claim is asserted.

          "INDEMNITOR REPRESENTATIVE" shall mean Acsys, in the case of Acsys, and Steven M. Sutton, in the case of the Shareholders.

          "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by Robert Bailey, Gary Campbell, Robert M. Kwatnez and Steven M. Sutton in the case of Icon and David C. Cooper, Timothy Mann, Jr., Edward S. Baumstein and Lester
   E. Gallagher in the case of Acsys.

          "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

          "LOSSES" shall mean any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ NATIONAL MARKET" shall mean the National Market System of The Nasdaq Stock Market, Inc.

          "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "PARTY" shall mean either Icon or Acsys, and "PARTIES" shall mean both Icon and Acsys.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

          "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the

   Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "SUB COMMON STOCK" shall mean the $1.00 par value common stock of Sub.

          "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

          "SURVIVING CORPORATION" shall mean Icon as the surviving corporation resulting from the Merger.

          "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

          (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

       Acsys Indemnitees                          Section 9.1(a)
       ASR 130 and 135                            Section 3.8(b)
       Campbell Employment Agreement              Preamble
       Certificates                               Section 3.4
       Class A Exchange Ratio                     Section 3.1(c)
       Class A Merger Shares                      Section 3.1(c)
       Class B Exchange Ratio                     Section 3.1(d)
       Class B Merger Shares                      Section 3.1(d)
       Closing                                    Section 1.2

       Deductible                                 Section 9.7(a)
       Effective Time                             Section 1.3
       Employment Agreements                      Preamble
       ERISA Affiliate                            Section 4.15(c)
       Exchange Ratios                            Section 3.2
       Icon Benefit Plans                         Section 4.15
       Icon Contracts                             Section 4.16
       Icon ERISA Plan                            Section 4.15
       Icon Pension Plan                          Section 4.15
       Icon Options                               Section 3.4
       Merger                                     Section 1.1
       Merger Shares                              Section 3.1(d)
       Non-Solicitation Agreements                Preamble
       Optionholder Agreement                     Preamble
       Proxy Statement                            Section 7.1(a)
       Registration Rights Joinder Agreement      Section 8.3(d)
       Released Claims                            Section 7.8
       Releasees                                  Section 7.8
       Shareholder Voting Agreement               Preamble

          (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2  EXPENSES.
           --------

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel; provided, that Acsys shall bear and pay all filing fees in connection with the filing of any required notices under the HSR Act.

          (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3  BROKERS AND FINDERS.      Except for The Robinson-Humphrey
           -------------------
Company, Inc., in the case of Icon, and J.C. Bradford & Co., L.L.C. in the case of Acsys, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. Acsys agrees that it shall pay the fees and expenses of The Robinson-Humphrey Company, Inc. in connection with its representation of Icon and the Shareholders, provided that such fees and expenses do not exceed $1,000,000 in the aggregate. Except to the extent provided in the preceding sentence, in the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Icon or any Shareholder or by Acsys, each of Icon and the Shareholders and Acsys, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4  ENTIRE AGREEMENT.      Except as otherwise expressly provided
           ----------------
herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     11.5  AMENDMENTS.      To the extent permitted by Law, this Agreement
           ----------
may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Icon Common Stock, there shall be made no amendment that pursuant to
Section 14-2-1103 of the GBCC requires further approval by such shareholders without the further approval of such shareholders.

     11.6  WAIVERS.
           -------

           (a) Prior to or at the Effective Time, Acsys, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Icon or the Shareholders, to waive or extend the time for the compliance or fulfillment by Icon or the Shareholders of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Acsys under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Acsys.

           (b) Prior to or at the Effective Time, Icon, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Acsys, to waive or extend the time for the compliance or fulfillment by Acsys of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Icon and the Shareholders under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Icon.

           (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7  ASSIGNMENT.      Except as expressly contemplated hereby,
           ----------
neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8  NOTICES.      All notices or other communications which are
           -------
required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

       Icon or
       any Shareholder:      Icon Search & Consulting, Inc.
                             ____________________
                             Atlanta, Georgia  _____
                             Telecopy Number:  ___________

                             Attention:  __________________

       Copy to Counsel:      Long Aldridge & Norman LLP
                             One Peachtree Center, Suite 5300
                             303 Peachtree Street
                             Atlanta, Georgia 30308
                             Telecopy Number:  (404) 527-4198

                             Attention: David M. Calhoun

       Acsys:                Acsys, Inc.
                             Five Concourse Parkway
                             Suite 2650
                             Atlanta, Georgia 30328
                             Telecopy Number:  (770) 395-6521

                             Attention: Timothy Mann, Jr.

       Copy to Counsel:      Alston & Bird LLP
                             One Atlantic Center
                             1201 West Peachtree Street
                             Atlanta, Georgia 30309-3424
                             Telecopy Number:  (404) 881-4777

                             Attention: David E. Brown, Jr.

       11.9       GOVERNING LAW.   This Agreement shall be governed by and
                  -------------
construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

       11.10      COUNTERPARTS.    This Agreement may be executed in two or more
                  ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

       11.11      CAPTIONS; ARTICLES AND SECTIONS.    The captions contained in
                  -------------------------------
this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

       11.12      INTERPRETATIONS.    Neither this Agreement nor any uncertainty
                  ---------------
or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

       11.13      SEVERABILITY.    Any term or provision of this Agreement which
                  ------------
is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

       IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                              ACSYS, INC.


                              BY: /s/ Timothy Mann, Jr.
                                 ------------------------------
                                    CHIEF EXECUTIVE OFFICER


                              ICON MERGER SUBSIDIARY, INC.


                              BY: /s/ Timothy Mann, Jr.
                                 ------------------------------
                                    PRESIDENT


                              ICON SEARCH & CONSULTING, INC.


                              BY: /s/ Robert Bailey
                                 ------------------------------
                                    PRESIDENT


                              THE SHAREHOLDERS:

                               /s/ Robert Bailey
                              --------------------------- (SEAL)
                              ROBERT BAILEY


                               /s/ Gary Campbell
                              --------------------------- (SEAL)
                              GARY CAMPBELL

                               /s/ Robert M. Kwatnez
                              --------------------------- (SEAL)
                              ROBERT M. KWATNEZ


                               /s/ Steven M. Sutton
                              --------------------------- (SEAL)
                              STEVEN M. SUTTON